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                    EXHIBIT 21 - SUBSIDIARIES OF REGISTRANT


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                                                   State of                       Name Under Which
Subsidiary                                      Incorporation                     Business is Done
----------                                      -------------                     ----------------
Horizon Bank, National Association              Indiana                           Horizon Bank

IMS Investment Management,
  National Association                          Indiana                           IMS Investment Management
 (a subsidiary of Horizon Bank)

HBC Insurance Company, Inc.                     Arizona                           HBC Insurance Company

The Loan Store, Inc.                            Indiana                           The Loan Store

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